Exhibit 99.3

Hercules Capital Announces Supplemental Cash Distribution of $0.02 per Share for the Third Quarter of 2020

Supplemental Cash Distribution of $0.02 per Share is in Addition to the Regular Quarterly Cash Distribution for the Third Quarter of 2020 of $0.32 per Share

PALO ALTO, Calif., October 27, 2020 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, is pleased to announce that its Board of Directors has declared a supplemental cash distribution of $0.02 per share.

This supplemental cash distribution will be paid out of Hercules Capital’s undistributed taxable income (taxable income in excess of distributions paid) as of September 30, 2020. The following shows the key dates of the supplemental distribution payment:

Record Date	November 9, 2020
Payment Date	November 16, 2020

This supplemental cash distribution is in addition to the previously announced regular quarterly cash distribution that Hercules declared for the third quarter of 2020 of $0.32 per share.

Hercules' Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, during the year, the Company’s Board of Directors may choose to pay additional supplemental distributions, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended September 30, 2020, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of the tax attributes of the Company’s 2020 full year distributions to stockholders.

Pursuant to Internal Revenue Code Section 871(k), certain funds generate “Qualified Interest Income” (QII) that may be exempt for U.S. withholding tax on foreign accounts. A regulated investment company (“RIC”) is permitted to designated distributions of QII as exempt from U.S. withholding tax when paid to non-U.S. shareholders with proper documentation.

The estimated percentage of QII for distributions declared in 2020 on Hercules Capital, Inc.’s common stock is 93.52%. Please note that the YTD 2020 QII percentage stated is an estimate. The QII percentage for the fiscal year ended December 31, 2020 will be based on the entire year information, when available.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $10.5 billion to over 500 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call (650) 289-3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under ticker symbol HTGC. In addition, Hercules has two retail bond issuances of 5.25% Notes due 2025 (NYSE: HCXZ) and 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

(650) 433-5578

mhara@htgc.com